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                                                                  EXHIBIT (a)(5)

FOR IMMEDIATE RELEASE

Contact:  John Beals
          Senior Vice President, Finance and Treasurer
          (508) 588-1220


              THE FIRST YEARS INC. COMMENCES SELF-TENDER OFFER FOR
                      UP TO 900,000 SHARES OF COMMON STOCK

AVON, MASSACHUSETTS, NOVEMBER 21, 2001 - The First Years Inc. (Nasdaq:KIDD) (the "Company") today commenced its previously-announced modified "Dutch Auction" tender offer for up to 900,000 shares of its common stock, representing approximately 10% of its shares outstanding, at a per share price of between $10.65 and $12.65. The closing price of the Company's stock on November 16, 2001 was $10.30. The offer will expire at 12:00 AM, Eastern Standard Time, on Thursday, December 20, 2001, unless extended by the Company.

Under the terms of the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within the $10.65 to $12.65 price range. Based on the number of shares tendered and the prices specified by the tendering shareholders, The First Years will determine the lowest single price per share within the price range that would allow the Company to buy 900,000 shares, or, if fewer shares are tendered, all shares tendered and not properly withdrawn. All shares purchased will be purchased at the same price. If the number of shares tendered is greater than the number sought, the Company will pay the lowest price within the stated range that will allow it to buy 900,000 shares, with purchases made on a pro rata basis from shareholders tendering at or below the purchase price. The tender offer is subject to other terms and conditions outlined in the Offer to Purchase, which is currently being distributed to shareholders.

A.G. Edwards & Sons, Inc. will serve as Dealer Manager for the tender offer and D.F. King & Co., Inc. will serve as Information Agent. Questions or requests for assistance or for copies of the Offer to Purchase may be directed to either the Dealer Manager or Information Agent at their respective addresses and telephone numbers listed below.

DEALER MANAGER:                                   INFORMATION AGENT:
A.G. Edwards & Sons, Inc.                         D.F. King & Co., Inc.
One North Jefferson                               77 Water Street
St. Louis, MO 63103                               20th Floor
(314) 955-4316                                    New York, NY 10005
                                                  (800) 431-9642
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ABOUT THE FIRST YEARS

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company's distinctive brands include: "The First Years"; licenses from the Walt Disney Company; and "Sesame Street", licensed from the Sesame Workshop.

Included in this release are certain "forward-looking" statements involving risks and uncertainty. Forward-looking statements are typically identified by the words: would, believe, expect, anticipate, intend, are confident, estimate and similar expressions, which by their nature refer to future events. Actual future results may differ materially from those anticipated, depending on a variety of factors, which include, but are not limited to, sales trends of The First Years Brand and licensed products, the success of new Disney character refreshed graphics, continued success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company's brand image, growth in international sales, ability to attract and retain key personnel, and growth in sales and earnings. Information with respect to risk factors are contained in
Exhibit 99 to the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 2, 2001. Readers should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update the information contained in this press release, except as required by law.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE FIRST YEARS' COMMON STOCK. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. THE TENDER OFFER STATEMENT IS AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THE COMPANY STRONGLY ADVISES SHAREHOLDERS TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS BEFORE MAKING ANY DECISION ABOUT THE TENDER OFFER.